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                                                                EXHIBIT 99.2
                                                                ------------


                   INSTRUCTIONS TO STOCKHOLDERS AS TO USE OF
                    ALPHARMA INC. SUBSCRIPTION CERTIFICATES


     The enclosed Subscription Certificate represents the number of Rights, as set forth on the Subscription Certificate, held by the registered holder thereof (the "Holder"). The Holder is entitled to acquire one (1) share of the Class A Common Stock of Alpharma Inc. (the "Company"), par value $.20 per share (the "Class A Stock") for each Right held.


     To subscribe for shares of Class A Stock, the Holder must present to BankBoston, N.A. (the "Subscription Agent"), prior to 5:00 p.m., Eastern Standard time, on November 25, 1997 (the "Expiration Date"), either:


     (1) a properly completed and executed Subscription Certificate (with signatures guaranteed) and a check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to BankBoston, N.A. as Subscription Agent. The amount of the check shall be the $16.34 (the "Subscription Price") multiplied by the number of shares of Class A Stock for which the Holder intends to subscribe (the "Aggregate Subscription Price"); or


     (2) a Notice of Guaranteed Delivery in the form enclosed herewith along with (a) the Aggregate Subscription Price (paid in the manner set forth above), and (b) a properly completed and executed Subscription Certificate (with signatures guaranteed) which must be received by the Subscription Agent within five New York Stock Exchange trading days following the date of the Notice of Guaranteed Delivery relating thereto.


     If either the number of Rights being exercised is not specified on a Subscription Certificate, or the payment delivered is not sufficient to pay the full Aggregate Subscription Price for all shares of Class A Stock stated to be subscribed for, the Right Holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Right Holder. Any excess payment remaining after the foregoing allocation will be returned to the Right Holder as soon as practicable by mail, without interest or deduction.


             DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.


     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHT HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 25, 1997, THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.


     The Subscription Certificate may be transferred, in the same manner and with the same effect as in the case of a negotiable instrument payable to specific persons, by duly completing and signing the assignment section of the Subscription Certificate. Rights will be admitted for trading on the New York Stock Exchange, under the symbol ALO.RT, and may be purchased through normal brokerage channels, as more fully described in the Prospectus. Capitalized terms used but not defined in the Subscription Certificate or herein shall have the meanings assigned to them in the Prospectus, dated September 4, 1997 relating to the Rights.


     Any questions regarding the Subscription Certificate and the Rights may be directed to the Company's Information Agent, D.F. King, toll-free at (800) 628-8528 (outside the U.S. call collect 1-212-269-5550).